Exhibit 99.1

FOR IMMEDIATE RELEASE

Charah Solutions, Inc. Reports Record Revenue and Adjusted EBITDA for 2018

Proprietary Technologies Deployed at Ash Recycling and Slag Grinding Facilities

Awarded New Multi-Site Fossil Power Maintenance Contract

Company Provides 2019 Guidance and Outlook for 2020

2018 Financial Highlights

•	Revenue of $740.5 million, up 72% from 2017

•	Net loss of $(8.9) million or $(0.33) per diluted share, including litigation reserve and non-recurring charges

•	Adjusted net income[1] of $24.5 million or $0.92 per diluted share

•	Adjusted EBITDA[1] of $98.8 million, up 30% from 2017

Business Developments

•	Increased proposal opportunities resulting from industry trends and regulatory developments; outstanding bids now in excess of $3 billion

•	Deployed industry-leading technology for ash recycling and blast furnace slag grinding; construction started at two additional grinding facilities

•	Awarded new multi-site fossil maintenance contract with new customer

•	Added to environmental remediation business with several new contracts with southeastern utilities

Louisville, KY – March 27, 2019 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”), a leading provider of environmental and maintenance services to the power generation industry, today announced financial results for its fourth quarter and full year ended December 31, 2018. Net income attributable to Charah Solutions for the fourth quarter of 2018 was $4.5 million, or $0.15 per diluted share. Adjusted net income and Adjusted earnings per diluted share1 were $5.4 million and $0.18, respectively, and Adjusted EBITDA was $22.9 million, up 12% from the year-ago period. For the full year 2018, net loss attributable to Charah Solutions was $(8.9) million, or $(0.33) per diluted share, including significant non-operational and non-recurring charges. Excluding these charges, for the full year 2018, Adjusted net income and Adjusted earnings per diluted share were $24.5 million and $0.92, respectively, and Adjusted EBITDA was $98.8 million, up 30% from 2017.

“Across our businesses, our environmental and maintenance solutions are in increasing demand. We continue to diversify and expand these offerings to create a comprehensive suite of services to meet our customers’ evolving needs. Since our third quarter conference call, we have signed several new contracts, extended others, and expect to receive significant additional new business over the course of 2019 as we capitalize on a growing set of opportunities and further diversify our customer base,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. “During the fourth quarter of

[1]

Adjusted net income, Adjusted earnings per diluted share and Adjusted EBITDA are non-GAAP financial measures and the reconciliation of each of these to the most comparable GAAP measure is included in the financial tables accompanying this release.

2018, we continued to execute on our industry-leading technology initiatives by installing our MP618™ fly ash beneficiation technology at our Sulphur, Louisiana, terminal and completing our facility in upstate New York. We believe our ability to bundle these technologies with our ash excavation capabilities will improve our competitive position and open new markets to us. Customer interest has already been strong, and we plan to roll them out to additional sites later this year.”

“Our financial results in 2018 exceeded our expectations at the time of our initial public offering in June, despite unusually heavy precipitation in areas that affected a number of our remediation projects. Our 2019 revenue outlook is generally in line with expectations, while our Adjusted EBITDA outlook is lower, mostly due to the early completion of the Brickhaven contract, which accelerated EBITDA into 2018 that had been expected in future years. However, we expect to receive significant cash in 2019 that we intend to utilize to meaningfully de-lever and invest in the growth of our business, with a priority on our technology investments,” Mr. Sewell continued. “Looking ahead to 2020, we expect to generate strong growth in revenues and EBITDA, as we are well positioned to capitalize on regulatory and industry dynamics favoring remediation, which should provide us significant growth potential over a multi-year period. We also expect to reap the benefit of our technology initiatives.”

Fourth Quarter 2018 Results

Revenue for the fourth quarter of 2018 was $203.2 million, an increase of $34.3 million, or 20%, from $169.0 million in the fourth quarter of 2017. Gross profit decreased $1.6 million, or 7%, to $21.4 million from $23.0 million in the fourth quarter of 2017. Gross profit as a percentage of revenue, or gross margin, declined to 10.5% from 13.6% a year ago, primarily due to lower gross margin in the Company’s Environmental Solutions segment.

Environmental Solutions Segment: Environmental Solutions generated revenue of $101.4 million, an increase of $44.2 million, or 77%, from the fourth quarter of 2017, primarily due to the accelerated completion of the Brickhaven contract and the acquisition of SCB in March 2018. Gross profit of $15.0 million was slightly lower than the $15.2 million in the fourth quarter of 2017, primarily due to adverse weather-related impacts on certain remediation projects. Gross margin declined to 14.8% from 26.6% in the fourth quarter of 2017 primarily due to the mix of contracts and unusually adverse weather.

Maintenance and Technical Services Segment: Maintenance and Technical Services generated revenue of $101.8 million, a decrease of $10.0 million, or 9%, from the fourth quarter of 2017. The decrease was primarily attributable to lower revenues in the Company’s nuclear services business, which resulted from shorter outages of reduced scope relative to the year-ago period. Gross profit decreased $1.4 million, or 18%, to $6.3 million from $7.7 million in the fourth quarter of 2017. Gross margin declined to 6.2% from 6.9% in the fourth quarter of 2017.

Net income attributable to Charah Solutions was $4.5 million. Adjusted Net income attributable to Charah Solutions, which excludes $2.4 million of non-recurring and non-operating legal and transaction costs and related tax adjustments, was $5.4 million for the fourth quarter of 2018. Adjusted earnings per diluted share was $0.18.

Adjusted EBITDA for the fourth quarter of 2018 was $22.9 million, an increase of $2.4 million, or 12%, from the fourth quarter 2017 level of $20.4 million.

Full Year 2018 Financial Results2

Revenue increased $310.1 million, or 72%, to $740.5 million from $430.4 million in 2017. Gross profit increased $13.6 million, or 16%, to $97.7 million from $84.2 million in 2017. Gross profit as a percentage of revenue, or gross margin, decreased to 13.2% from 19.6%, primarily due to the mix of projects and adverse weather impacts in the Company’s Environmental Solutions segment and, to a lesser degree, a full year of nuclear services offerings in the Maintenance and Technical Services segment.

Environmental Solutions Segment: Environmental Solutions generated revenue of $343.1 million, an increase of $103.1 million, or 43%, from the year-ago period. The acquisition of SCB in March 2018 represented $45.8 million of the increase, with the remainder primarily attributable to the accelerated completion of the Brickhaven contract, partially offset by the roll-off of other remediation projects. Gross profit increased $3.6 million, or 5%, to $69.5 million from $65.8 million in the period a year ago, primarily reflecting the Brickhaven completion and the acquisition of SCB, partially offset by the roll-off of other remediation projects and adverse weather impacts. Gross margin declined to 20.2% from 27.4% in 2017 primarily due to a change in the mix of contracts, weather-related impacts and the acquisition of SCB, for which the base business carries lower margins than the new technologies being rolled out.

Maintenance and Technical Services Segment: Maintenance and Technical Services generated revenue of $397.4 million, an increase of $207.0 million, or 109%, from the same quarter a year ago. Most of the revenue increase was attributable to the addition of the Company’s nuclear services offerings as a result of the startup of Allied in mid-2017. Gross profit increased $9.9 million, or 54%, to $28.3 million from $18.3 million in 2017, primarily due to having a full year of nuclear services offerings in 2018. Gross margin was 7.1%, down from 9.6% in 2017, primarily due to a full year of nuclear services offerings.

2018 results included a $20 million litigation reserve and $11.4 million of other non-operational and non-recurring charges (included in G&A expense) and $12.5 million of refinancing expenses (included in interest expense) in conjunction with the Company’s term loan refinancing in the third quarter of 2018.

Net loss attributable to Charah Solutions for 2018 was $(8.9) million, a decrease of $21.7 million from net income of $12.8 million for 2017. The decrease was attributable to the increase in G&A expense resulting from the non-recurring charges and higher interest expense.

Adjusted Net income attributable to Charah Solutions, which excludes the $31.4 million pretax of non-recurring and non-operating legal costs, was $24.5 million for 2018. Adjusted earnings per diluted share was $0.92.

Adjusted EBITDA for 2018 was $98.8 million, an increase of $22.8 million or 30% from the 2017 level of $76.0 million. The increase in Adjusted EBITDA occurred despite a reduction in net income because of depreciation and interest expense and non-recurring or transaction-related expenses, which were all higher than in 2017. Adjusted EBITDA margin was 13.3% versus 17.7% for 2017, with the decline attributable to lower gross margin.

[2]

The dollar amount and percentage change information in this section reflects a comparison of full year 2018 results and the sum of the results for the period from January 1, 2017 through January 12, 2017 (Charah alone) and the period from January 13, 2017 through December 31, 2017 (Charah and Allied combined).

CIE and operating cash flow. The accelerated completion of the Brickhaven contract significantly increased the Company’s working capital and reduced operating cash flow. Costs and estimated earnings in excess of billings (“CIE”) increased to $86.7 million at year end 2018 from $8.0 million at year end 2017. Nearly all of the CIE balance is associated with Brickhaven. For the year, operating cash flow was $(13.6) million. The Company expects to substantially collect the CIE balance in 2019.

2019 Guidance

•	Revenues of $650 million to $800 million

•	Net income of $5 million to $20 million

•	Adjusted EBITDA of $50 million to $65 million

•	Significantly cash flow positive

The midpoint of 2019 revenue guidance is slightly lower than the 2018 level. Revenues in the Environmental Solutions segment are expected to be modestly lower in 2019 than 2018, due to the acceleration of Brickhaven revenues into 2018 and the timing of new business awards, partially offset by higher byproduct sales revenues. Revenues in the Maintenance and Technical Services segment are expected to be modestly higher in 2019 than 2018, with growth in fossil services offsetting a lower outage year in nuclear services.

2020 Outlook

The Company expects revenue growth of at least 20% in 2020 from 2019 guidance, driven by its leading competitive position, favorable market dynamics and regulatory trends that continue to expand its opportunity set, and revenue and margin enhancement potential from the rollout of its technology initiatives. In addition, the Company expects improvement to its Adjusted EBITDA margin in 2020 relative to 2019 due to the higher-margin profile of the expected growth in revenues and the ability to grow revenues without materially scaling up G&A expense.

ADDITIONAL BUSINESS UPDATES

Technology Rollout

Since the third quarter conference call, the Company has continued to roll out its proprietary technologies, with a focus on patented sustainable solutions that serve customers’ evolving needs while increasing the Company’s byproduct sales footprint and improving its competitive position. Both the MP618TM and slag grinding technologies have important competitive advantages versus other technologies, in that they are generally modular in design, relatively quick to market and can be scaled up or down to meet market demand. They also can be implemented at lower capital cost.

The Company recently installed its MP618TM thermal fly ash beneficiation technology at its terminal in Sulphur, Louisiana, which is expected to improve the quality of fly ash and increase the supply of marketable fly ash to concrete producers in the region. Interest in this technology among potential utility customers has been strong.

The Company recently opened its first slag grinding facility outside of Albany, New York. This facility uses the Company’s patented technologies for grinding granulated blast furnace slag from the steel industry to create supplementary cementitious materials (SCMs) that are sold to concrete product manufacturers throughout the Northeast. Because the technology is not dependent on a supply of fly ash, it can be located in those areas where there is demand from concrete producers but the supply of fly ash or other SCMs is limited. The Company recently commenced construction of two additional facilities, one in the Gulf Coast region and the other on the West Coast. Both are expected to be operational in the third quarter of this year.

Business Update

Since its third quarter 2018 conference call, the Company continued to grow its remediation and byproduct sales businesses while also diversifying the range of customers in its maintenance business by signing contracts with two utilities for fossil maintenance. In January, the Company began work under a new three-year contract with Arizona Public Service to perform maintenance, modification and outage services for all of the utility’s coal and gas plants in Arizona and New Mexico. Also in January, the Company signed a new three-year contract to perform maintenance and outage services for five Exelon fossil plants in Texas, Alabama and Georgia. These contract wins represent a diversification by the Company into servicing fossil plants and reflects the Company’s ability to market its maintenance, modification and outage capabilities to a broader mix of generation plants, technologies and regions.

The Company also was awarded several remediation contacts with southeastern utilities, including one new customer; announced an ash marketing and management agreement with an American Electric Power plant in Oklahoma, and signed a new five-year ash management agreement with East Kentucky Power Cooperative.

CONFERENCE CALL

Charah Solutions will host a conference call at 8:30 a.m. ET today to discuss the fourth quarter results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

Participants may access the conference call live via webcast on the Investor Relations section of the Charah Solutions website at ir.charah.com. To participate via telephone, please dial (877) 273-7219 within the United States or (647) 689-5395 outside the United States, approximately 15 minutes prior to the scheduled start time. The conference ID for the call is 5593663.

A webcast replay will be available on the Investor Relations section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Wednesday, March 27, 2019. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 5593663.

A supplementary presentation will also be available on the Investor Relations section of the Charah Solutions website at ir.charah.com.

ABOUT CHARAH SOLUTIONS

With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing, recycling and remediating ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for coal and nuclear energy providers. The Company also designs and implements environmental solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES

Adjusted Net income (loss) and Adjusted earnings per diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted Net income (loss) as Net income (loss) attributable to Charah Solutions plus, on a post-tax basis, certain legacy expenses, amounts from a non-acquired business line, write-off of debt issuance costs, prepayment penalties, non-recurring legal and start-up costs, transaction-related expenses and other items. Adjusted earnings per diluted share is based on Adjusted Net income (loss).

Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, elimination of certain legacy expenses, amounts from a non-acquired business line, non-recurring legal and start-up costs, transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ presentation of Adjusted EBITDA should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the success for the Company’s business in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net income, Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.

Investor Contact

Charah Solutions, Inc.

ir@charah.com

(502) 815-5466

Media Contact

Ed Trissel / Kate Clark / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Balance Sheets

(dollars in thousands unless otherwise indicated)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash	$6,900	$32,264
Trade accounts receivable	60,742	47,227
Receivable from affiliates	894	38
Costs and estimated earnings in excess of billings (“CIE”)	86,710	7,959
Inventory	25,797	1,666
Prepaid expenses and other current assets	5,133	4,644

Total current assets	186,176	93,798
Property and equipment:
Plant, machinery and equipment	74,896	42,565
Structural fill site improvements	55,760	55,760
Vehicles	17,407	16,478
Office equipment	1,623	638
Buildings and leasehold improvements	262	240
Structural fill sites	7,110	7,110
Construction in progress	3,488	—

Total property and equipment	160,546	122,791
Less accumulated depreciation and amortization	(71,605)	(22,861)

Property and equipment, net	88,941	99,930
Other assets:
Trade name, net	34,920	34,330
Customer relationship, net	63,898	71,032
Technology, net	1,853	—
Non-compete and other agreements, net	180	—
Other intangible assets, net	22	87
Goodwill	74,213	73,468
Other assets	891	—
Deferred tax asset	2,747	—
Equity method investments	5,060	5,006

Total assets	$458,901	$377,651

Liabilities and stockholders’ and members’ equity
Current liabilities:
Accounts payable	$24,821	$15,247
Billings in excess of costs and estimated earnings (“BIE”)	1,352	15,882
Notes payable, current maturities	23,268	19,996
Accrued payroll and bonuses	15,480	16,036
Asset retirement obligation	14,704	1,072
Purchase option liability, current portion	10,017	5,061
Accrued expenses	22,473	7,959
Other liabilities	—	198

Total current liabilities	112,115	81,451
Long-term liabilities:
Purchase option liability, less current portion	—	20,183
Contingent payments for acquisitions	11,214	—
Asset retirement obligation	11,361	—
Line of credit	19,799	—
Notes payable, less current maturities	211,022	227,698

Total liabilities	365,511	329,332
Commitments and contingencies
Stockholders’ and members’ equity
Retained earnings	9,414	18,316
Common Stock - Charah Solutions, Inc.—$0.01 par value; 200,000,000 shares authorized, 29,082,988 shares issued and outstanding as of December 31, 2018	291	—
Additional paid in capital - Charah Solutions, Inc.	82,880	—
Members’ interest—Charah, LLC Series A, no par, 200,000,000 members’ interest authorized (104,109,890 issued and outstanding) as of December 31, 2017. Series B, no par, 100,000,000 members’ interest authorized (35,199,063 issued and outstanding) as of December 31, 2017	—	19,718
Members’ interest—Allied Power Management, LLC, Series A, no par, 200,000,000 members’ interest authorized (7,210,555 issued and outstanding) as of December 31, 2017. Series B, no par, 100,000,000 members’ interest authorized (2,437,855 issued and outstanding) as of December 31, 2017	—	9,687

Total stockholders’ and members’ equity	92,585	47,721
Non-controlling interest	805	598

Total equity	93,390	48,319

Total liabilities and equity	$458,901	$377,651

CHARAH SOLUTIONS, INC.

Condensed Consolidated & Combined Statements of Income

(dollars in thousands except per share data)

	Successor				Predecessor
	Unaudited		For the	Period from January 13, 2017	Period from January 1, 2017
	Three Months Ended December 31,		Year Ended December 31,	through December 31,	through January 12,
	2018	2017	2018	2017	2017
Revenue	$203,208	$168,958	$740,462	$421,239	$9,130
Cost of sales	181,833	146,005	642,734	338,908	7,301

Gross Profit	21,375	22,953	97,728	82,331	1,829
General and administrative expenses	10,808	14,574	76,752	48,495	3,170

Operating income (loss)	10,567	8,380	20,976	33,836	(1,341)
Interest expense	(5,518)	(9,814)	(32,226)	(14,146)	(4,181)
Income from equity method investment	335	156	2,407	816	48

Income (loss) before income taxes	5,384	(1,279)	(8,843)	20,506	(5,474)
Income tax expense (benefit)	334	—	(2,427)	—	—

Net income (loss)	5,050	(1,279)	(6,416)	20,506	(5,474)
Less income attributable to non-controlling interest	582	328	2,486	2,190	54

Net income (loss) attributable to Charah Solutions, Inc.	$4,468	$(1,607)	$(8,902)	$18,316	$(5,528)

Basic earnings (loss) per share	$0.15	$(0.07)	$(0.33)	$0.77	N/A
Diluted earnings (loss) per share	$0.15	$(0.07)	$(0.33)	$0.75	N/A
Pro forma net income (loss) information (unaudited):
Net income (loss) attributable to Charah Solutions, Inc. before provision for income taxes	$4,802	$(1,607)	$(11,329)	$18,316	$(5,528)
Pro forma provision for income taxes	334	(611)	(2,214)	6,960	(2,101)

Pro forma net income (loss) attributable to Charah Solutions, Inc.	$4,469	$(997)	$(9,115)	$11,356	$(3,427)

CHARAH SOLUTIONS, INC.

Consolidated & Combined Statements of Cash Flows

(dollars in thousands unless otherwise indicated)

	Successor		Predecessor
	For the year ended December 31, 2018	Period from January 13, 2017 through December 31, 2017	Period from January 1 2017, through January 12, 2017
Cash flows from operating activities:
Net (loss) income	$(6,416)	$20,506	$(5,474)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	42,308	25,719	763
Amortization of debt issuance costs	11,631	4,150	—
Deferred income tax benefit	(2,995)	—	—
Loss on sale of assets	899	1,332	123
Income from equity method investment	(2,407)	(816)	(48)
Distributions received from equity investment	2,353	1,099	—
Non-cash share-based compensation	4,127	2,429	—
Payment related to deferred stock plan	—	(18,888)	—
(Gain) loss on interest rate swap	(1,089)	198	—
Interest accreted on contingent payments for acquisition	200	—	—
Increase (decrease) in cash due to changes in:
Trade accounts receivable	(7,595)	4,814	(3,977)
Receivable from affiliates	(857)	195	—
Costs and estimated earnings in excess of billing	(78,752)	(7,959)	2,185
Inventory	(5,720)	(1,428)	278
Prepaid expenses and other current assets	(360)	(3,535)	71
Accounts payable	9,086	(3,296)	4,380
Billings in excess of costs and estimated earnings	(14,530)	15,882	6
Accrued payroll and bonuses	(556)	13,502	(318)
Asset retirement obligation	24,993	207	—
Accrued expenses	12,047	3,681	(2,407)

Net cash (used in) provided by operating activities	(13,633)	57,792	(4,418)
Cash flows from investing activities:
Proceeds from the sale of equipment	1,682	2,062	—
Purchases of property and equipment	(22,036)	(12,690)	—
Investment in equity method investment	—	—	—
Payments for business acquisitions, net of cash received	(19,983)	—	—
Purchase of intangible assets	(31)	—	—

	Successor		Predecessor
	For the year ended December 31, 2018	Period from January 13, 2017 through December 31, 2017	Period from January 1 2017, through January 12, 2017
Decrease (increase) in restricted cash	—	3,358	—
Change in loan to related party, net	—	—	—

Net cash used in investing activities	(40,368)	(7,270)	—

Cash flows from financing activities:
Net proceeds (payments) on line of credit	19,799	(43,800)	4,605
Proceeds from long-term debt	217,255	395,004	298
Principal payments on long-term debt	(255,777)	(242,090)	(440)
Payments of offering costs	(8,916)	—	—
Capital contribution to Allied Power Management, LLC	—	10,000	—
Issuance of common stock	59,241	—	—
Distributions to non-controlling interest	(2,279)	(2,333)	—
Distributions to members	(686)	(136,085)	—

Net cash provided by (used in) financing activities	28,637	(19,304)	4,463

Net (decrease) increase in cash	(25,364)	31,218	45
Cash, beginning of period	32,264	1,046	1,001

Cash, end of period	$6,900	$32,264	$1,046

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$22,842	$9,747	$104
Cash paid during the year for taxes	$3,334	$—	$—

CHARAH SOLUTIONS, INC.

Segment Results and Adjusted EBITDA

(dollars in thousands unless otherwise indicated)

	Successor		Predecessor
	For the year ended December 31,	Period from January 13, 2017 through December 31,	Period from January 1, 2017 through January 12,	Change
	2018	2017	2017	$	%
Revenues:
Environmental Solutions	$343,105	$232,581	$7,451	$103,073	42.9%
Maintenance and Technical Services	397,357	188,658	1,679	207,020	108.8%

Total revenue	740,462	421,239	9,130	310,093	72.1%
Cost of sales	642,734	338,908	7,301	296,525	85.6%

Gross profit:
Environmental Solutions	69,464	64,433	1,412	3,619	5.5%
Maintenance and Technical Services	28,264	17,898	417	9,949	54.3%

Total gross profit	97,728	82,331	1,829	13,568	16.1%

Gross margin	13.2%	19.5%	20.0%	(6.4)%	N/A
Adjusted EBITDA(1)	$98,772	$76,430	$(422)	$22,764	29.9%
Adjusted EBITDA margin(1)	13.3%	18.1%	(4.6)%	(4.4)%	N/A

	Successor
	Unaudited
	Three Months Ended December 31,		Change
	2018	2017	$	%
Revenues:
Environmental Solutions	$101,360	$57,154	$44,205	77.3%
Maintenance and Technical Services	101,848	111,804	(9,956)	(8.9)%

Total revenue	203,208	168,958	34,249	20.3%
Cost of sales	181,833	146,005	35,828	24.5%

Gross profit:
Environmental Solutions	15,047	15,209	(163)	(1.1)%
Maintenance and Technical Services	6,328	7,744	(1,416)	(18.3)%

Total gross profit	21,375	22,953	(1,579)	(6.9)%

Gross margin	10.5%	13.6%	(3.1)%	N/A
Adjusted EBITDA(1)	$22,858	$20,422	$2,436	11.9%
Adjusted EBITDA margin(1)	11.2%	12.1%	(0.9)%	N/A

(1)	Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures.

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net Income to Adjusted EBITDA

(dollars in thousands unless otherwise indicated)

	Successor				Predecessor
	Unaudited		For the Year	Period from January 13, 2017	Period from January 1, 2017
	Three Months Ended December 31,		Ended December 31,	through December 31,	through January 12,
	2018	2017	2018	2017	2017
Net income (loss) attributable to Charah Solutions, Inc.	$4,468	$(1,607)	$(8,902)	$18,316	$(5,528)
Interest expense	5,518	9,814	32,226	14,146	4,181
Income tax expense (benefit)	334	—	(2,427)	—	—
Depreciation and amortization	8,410	6,118	42,308	25,719	763
Elimination of certain non-recurring and non-operating legal costs and expenses(1)	226	3,206	25,428	8,650	—
Elimination of certain non-recurring startup costs(2)	—	2,257	1,480	6,167	—
Equity-based compensation	1,678	85	4,127	2,429	—
Transaction related expenses and other items	2,223	550	4,532	1,003	162

Adjusted EBITDA	$22,858	$20,422	$98,772	$76,430	$(422)

Adjusted EBITDA margin(3)	11.2%	12.1%	13.3%	18.1%	(4.6)%

(1)	Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business.
(2)

Represents non-recurring start-up costs associated with the startup of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(3)

Adjusted EBITDA margin is a non-GAAP measure that represents the ratio of Adjusted EBITDA to total revenues. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.

Non-GAAP Reconciliation: Net Income to Adjusted Earnings and

Adjusted Earnings per Diluted Share

(dollars in thousands unless otherwise indicated)

(Unaudited)

	Three Months Ended December 31, 2018	For the Year Ended December 31, 2018
Net income (loss) attributable to Charah Solutions, Inc.	$4,468	$(8,902)
Income tax expense (benefit)	334	(2,427)
Loss on extinguishment of debt(1)	—	12,451
Elimination of certain non-recurring and non-operating legal costs and expenses(2)	226	25,428
Elimination of certain non-recurring startup costs(3)	—	1,480
Transaction related expenses and other items	2,223	4,532

Adjusted income before income taxes attributable to Charah Solutions, Inc.	7,251	32,562
Adjusted income tax expense(4)	1,806	8,105

Adjusted net income attributable to Charah Solutions, Inc.	5,447	24,458

Weighted average diluted share count	30,282	26,610
Adjusted earnings per diluted share	$0.18	$0.92

(1)	Represents non-recurring costs associated with our term loan refinancing.
(2)	Represents non-recurring legal costs and expenses, which amounts are not representative of those that we historically incur in the ordinary course of our business.
(3)

Represents non-recurring start-up costs associated with the startup of Allied and our nuclear services offerings, including the setup of financial operations systems and modules, pre-contract expenses to obtain initial contracts and the hiring of operational staff. Because these costs are associated with the initial setup of the Allied business to initiate the operations involved in our nuclear services offerings, these costs are non-recurring in the normal course of our business.

(4)	Represents the statutory tax rate of 24.89%, multiplied by adjusted income before income taxes attributable to Charah Solutions, Inc.